Exhibit 99.1

Imperial Petroleum	August 2, 2007
11600 German Pines
Evansville, IN 47725

Attention: Jeff Wilson

Dear Jeff,

Due to the recent personal matters I must resign from the board of Imperial Petroleum. This letter is to serve as official notice of resignation effective immediately. I would like to continue to work with you in other areas. I apologized for the short notice. I hope this does not cause any inconvenience. Please call if you have any questions.

/s/ James M. Clements
James M. Clements